EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2011 Results

  Net income of $453,000 for full year 2011 was driven by investment income, net realized investment gains and an income tax benefit
  16.0% increase in full year net written premiums to $454.1 million reflected acquisition activity and strong organic growth
  Statutory combined ratio1 of 107.9% for full year reflected unprecedented weather-related losses
  4.6% increase in annual investment income reflected benefit of acquisition growth, partially offset by the effect of lower reinvestment yields
  Fourth quarter net loss of $879,000 was driven by net underwriting loss, partially offset by investment income, net realized investment gains and an income tax benefit
  Book value per share of $15.01 at December 31, 2011, compared to $14.86 at December 31, 2010

MARIETTA, Pa., Feb. 24, 2012 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported financial results for the fourth quarter and full year 2011.

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 114,177	$ 98,707	15.7%	$ 431,470	$ 378,030	14.1%
Investment income, net	5,165	5,341	-3.3%	20,858	19,950	4.6%
Realized gains (losses)	5,134	(51)	NM	12,281	4,396	179.4%
Total revenues	127,215	105,715	20.3%	475,018	408,549	16.3%
Net (loss) income	(879)	4,583	NM	453	11,467	-96.0%

Per Share Data
Net (loss) income – Class A	$ (0.03)	$ 0.18	NM	$ 0.02	$ 0.46	-95.7%
Net (loss) income – Class B	(0.03)	0.16	NM	0.01	0.41	-97.6%

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "We incurred total weather-related losses of $52.6 million for 2011, more than twice our prior five-year average of $23.3 million and equivalent to 12 points on our full-year 2011 combined ratio. Despite the effect of this unprecedented weather activity on our underwriting results, we achieved modest net income and an increase in our book value for the full year 2011.

"The unusual weather-driven loss patterns of 2011 also masked our progress with respect to our long-term strategic objectives. Our total revenues increased 16.3% for the full year, including a 14.1% increase in net premiums earned. We made significant strides in the integration of Michigan Insurance Company, or MICO, which we acquired in December 2010. Reflecting the favorable results that MICO achieved in 2011, we executed a change to the MICO quota-share reinsurance agreement to reduce the percentage of premiums MICO cedes to external reinsurers to 40% effective January 1, 2012, from 50% in 2011. We expect this reinsurance change will add approximately $10.0 million to our net written premiums in 2012."

Mr. Nikolaus added, "We also benefited from increased earnings from our equity investment in Donegal Financial Services Corporation, which owns Union Community Bank, a federal savings bank with 13 branch offices in Lancaster County, Pennsylvania, and $533.2 million in assets at December 31, 2011. Union Community Bank is the successor bank to the merger of Province Bank and Union National Community Bank in May 2011."

Mr. Nikolaus continued, "In the absence of a recurrence of the severe weather patterns we experienced in 2011, we are optimistic about our prospects for 2012. We are seeing clear signs that property and casualty insurance market conditions are improving, and we are making substantial progress on initiatives that we believe will significantly enhance our underwriting income going forward."

The Company's net loss for the fourth quarter of 2011 reflected adverse underwriting results, partially offset by investment income of $5.2 million, net realized investment gains of $5.1 million and an income tax benefit of $2.3 million. The Company recorded the income tax benefit based upon its loss before income tax and tax-exempt interest income earned for the full year 2011. The Company expects to utilize this tax benefit as the Company generates taxable income in future periods.

Book value per share increased to $15.01 at December 31, 2011, up from $14.86 at year-end 2010. The Company attributes this increase to higher net after-tax unrealized gains within its available-for-sale fixed maturity investment portfolio. The Company repurchased 4,000 shares of Class A common stock during the fourth quarter of 2011, bringing repurchases during 2011 to 119,257 shares.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended December 31,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 41,430	$ 40,985	1.1%	$ 44,624	$ 41,890	6.5%
Homeowners	20,493	20,005	2.4	22,233	20,547	8.2
Other	3,454	3,245	6.4	3,805	3,348	13.6
Total personal lines	65,377	64,235	1.8	70,662	65,785	7.4
Commercial Lines:
Automobile	9,492	8,283	14.6	10,626	8,593	23.7
Workers' compensation	8,616	6,766	27.3	10,997	7,852	40.1
Commercial multi-peril	11,963	10,542	13.5	13,447	11,059	21.6
Other	1,076	872	23.4	1,971	1,038	89.9
Total commercial lines	31,147	26,463	17.7	37,041	28,542	29.8
Total net premiums written	$ 96,524	$ 90,698	6.4%	$ 107,703	$ 94,327	14.2%

Net premiums written rose 14.2% in the fourth quarter of 2011, reflecting a 29.8% gain in commercial lines writings and a 7.4% increase in personal lines writings. The $13.4 million increase in net premiums written for the fourth quarter of 2011 reflected:

  $7.6 million, or 8.0% of total net premiums written for the fourth quarter, related to MICO, which the Company acquired effective December 1, 2010. MICO's premiums added $3.8 million to both the Company's commercial and personal lines net premiums written for the fourth quarter.
  $4.7 million in commercial lines premiums, excluding MICO premiums, representing 17.7% growth over commercial lines net premiums written in the fourth quarter of 2010.
  $1.1 million in personal lines premiums, excluding MICO premiums, representing 1.8% growth over personal lines net premiums written in the fourth quarter of 2010.

	Year Ended December 31,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 174,932	$ 170,688	2.5%	$ 188,072	$ 171,593	9.6%
Homeowners	82,221	82,881	(0.8)	89,539	83,423	7.3
Other	13,623	13,174	3.4	14,986	13,276	12.9
Total personal lines	270,776	266,743	1.5	292,597	268,292	9.1
Commercial Lines:
Automobile	40,158	36,503	10.0	44,639	36,813	21.3
Workers' compensation	41,108	33,867	21.4	51,910	34,953	48.5
Commercial multi-peril	51,386	47,080	9.1	57,990	47,597	21.8
Other	4,222	3,701	14.1	6,915	3,867	78.8
Total commercial lines	136,874	121,151	13.0	161,454	123,230	31.0
Total net premiums written	$ 407,650	$ 387,894	5.1%	$ 454,051	$ 391,522	16.0%

The Company's net premiums written increased 16.0% in the full year 2011, reflecting a 31.0% increase in commercial lines writings and a 9.1% increase in personal lines writings. The increase included $42.8 million, or 10.9% of total net premiums written, related to MICO. The acquisition of MICO resulted in increases of $22.5 million and $20.3 million, respectively, in the Company's commercial and personal lines net premiums written for the year.

Mr. Nikolaus noted, "Our strong organic premium growth in our commercial lines of business during 2011 reflected our strategic efforts to grow that segment of our business.  As we move into 2012, we are focused on underwriting profitability, particularly in terms of rate adequacy and the quality of new and renewal business we are willing to write. We will be placing less emphasis on new agency appointments in 2012 and concentrating on our relationships with our existing independent agents, seeking to enhance our share of the business each agency writes."

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

GAAP Combined Ratios
Loss ratio (non-weather)	73.7%	67.1%	67.3%	63.9%
Loss ratio (weather-related)	8.5	4.2	11.6	8.7
Expense ratio	30.5	32.0	31.4	32.0
Dividend ratio	0.5	0.1	0.3	0.1
Combined ratio	113.2	103.4	110.6	104.7

Statutory Combined Ratios
Commercial lines	105.5%	89.9%	99.0%	93.6%
Personal lines	116.7	109.4	112.6	107.0
Total lines	112.8	103.3	107.9	102.9

Mr. Nikolaus noted, "Our fourth quarter results reflected a disappointing continuation of certain trends we experienced throughout the first nine months of 2011, including further development of losses from severe weather events earlier in the year, an elevated number of fire losses and increased loss reserves for current accident year casualty claims. In the fourth quarter of 2011, losses from catastrophe events earlier in 2011 exceeded our first reinsurance coverage layer limits, adding approximately $7.1 million to the quarter's losses, including a provision for unreported claims in the amount of $2.4 million. Our catastrophe reinsurance program provides $130.0 million of layered coverage above our $5.0 million retention for any one event. Each catastrophe reinsurance coverage layer contains annual limits that apply in the case of multiple events. The first layer provides $10.0 million of coverage in excess of $5.0 million per event, up to a maximum of $20.0 million annually. As a result of the unprecedented five major catastrophe events that affected our operating regions during 2011, we collected the maximum benefit from the first layer of reinsurance coverage and are responsible for $7.1 million of claims we project will exceed the $20.0 million coverage limit. In addition to the losses from storms earlier in 2011, we incurred $5.0 million of weather-related losses during the fourth quarter, which we view as being within a reasonable range for the period. We also incurred $6.5 million in large fire losses for the fourth quarter of 2011, compared to $5.3 million for the fourth quarter of 2010."

Mr. Nikolaus continued, "As we reported throughout 2011, we have filed numerous rate increases in our personal lines of business and expect to realize benefits from those increases in our 2012 net premiums earned. Due to improving market conditions, we also are obtaining premium increases with greater frequency on both new and renewal commercial business. We will continue to file additional rate increases and execute on our multiple programs to improve our underwriting profitability, including higher deductibles for new property business, comprehensive re-inspection programs, expanded agency reviews, restrictions in property coverages and stringent expense controls."

GAAP underwriting ratios are calculated based on net premiums earned. The Company's net premiums earned increased 15.7% for the fourth quarter of 2011, reflecting growth in net premiums written during the past year. As a result of the effect of the MICO acquisition accounting, the Company's full year 2011 GAAP underwriting ratios do not compare directly to its prior-year ratios. The GAAP combined ratio was 110.6% for the full year 2011, compared to 104.7% for the full year 2010.

The GAAP acquisition accounting adjustments did not affect the comparability of the Company's statutory ratios. The Company's statutory combined ratio was 107.9% for the full year 2011, compared to 102.9% for the full year 2010. The Company's statutory loss ratio1 was 78.6% for the full year 2011, including 11.6 points of weather-related losses, compared to 72.7% for the full year 2010, including 8.7 points of weather-related losses. There was virtually no development during 2011 in our reserves for prior accident years, compared to $2.9 million in favorable development for the full year 2010.

The Company's statutory expense ratio1 decreased slightly to 30.5% for the fourth quarter of 2011, compared to 32.0% for the fourth quarter of 2010, primarily due to reduced underwriting-based incentives as a result of lower underwriting profitability.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 89.8% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2011.

	As of December 31,
	2011	%	2010	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 61,978	7.9%	$ 58,316	8.0%
Obligations of states and political subdivisions	455,843	58.0	449,481	61.7
Corporate securities	64,363	8.2	70,342	9.7
Residential mortgage-backed securities	122,904	15.7	90,473	12.4
Total fixed maturities	705,088	89.8	668,612	91.8
Equity securities, at fair value	7,438	0.9	10,162	1.4
Investments in affiliates	32,322	4.1	8,992	1.2
Short-term investments, at cost	40,461	5.2	40,776	5.6
Total investments	$ 785,309	100.0%	728,542	100.0%

Average fixed-maturity yield	2.8%		2.9%
Average tax-equivalent fixed-maturity yield	3.8%		4.0%
Average fixed-maturity duration (years)	4.5		5.1

Net investment income increased by 4.6% for the full year 2011, reflecting the benefit of the additional investments the Company received as part of its acquisition of MICO in December 2010. Net realized investment gains were $12.3 million for the full year 2011, compared to $4.4 million for the full year 2010. On an after-tax basis, net realized investment gains represented $0.32 per share of Class A common stock for the full year 2011, compared to $0.11 per share of Class A common stock for the full year 2010. The Company had no impairments it considered to be other than temporary in its investment portfolio in 2011 or 2010.

Net investment income decreased by 3.3% for fourth quarter of 2011 compared to the prior-year fourth quarter, which included a decreased allocation of expenses to the investment function. Net investment income for the fourth quarter of 2011 represented a 2.5% increase over net investment income for the third quarter of 2011, reflecting investment of short-term funds into higher yielding fixed-maturity investments. Net realized investment gains were $5.1 million for the fourth quarter of 2011, compared to minimal net realized investment losses for the fourth quarter of 2010. On an after-tax basis, net realized investment gains represented $0.13 per share of Class A common stock for the fourth quarter of 2011.

Conference Call

The Company will hold a conference call and webcast on Friday, February 24, 2012, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors section of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Safe Harbor

The Company bases all statements contained in this release that are not historic facts on its current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. You may identify forward-looking statements we make by our use of words such as "will," "expects," "intends," "plans," "anticipates," "believes," "seeks," "estimates" and similar expressions. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the Company's ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of the Company's insurance subsidiaries, business and economic conditions in the areas in which the Company operates, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, the Company's ability to integrate and manage successfully the companies it may acquire from time to time and other risks the Company describes from time to time in the periodic reports it files with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  You should read the Company's Form 10-K when filed with the Securities and Exchange Commission for further information with respect to the Company's annual financial results.

1 Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under statutory accounting practices prescribed by state insurance regulators. The statutory combined ratio is the sum of the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned; the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned. The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2011	2010

Net premiums earned	$ 114,177	$ 98,707
Investment income, net of expenses	5,165	5,341
Net realized investment gains (losses)	5,134	(51)
Lease income	250	235
Installment payment fees	1,831	1,459
Equity income	658	24
Total revenues	127,215	105,715

Net losses and loss expenses	93,816	70,416
Amortization of deferred acquisition costs	17,669	17,805
Other underwriting expenses	17,097	13,729
Policyholder dividends	711	154
Interest	596	262
Other expenses	531	686
Total expenses	130,420	103,052

(Loss) income before income tax benefit	(3,205)	2,663
Income tax benefit	(2,326)	(1,920)

Net (loss) income	$ (879)	$ 4,583

Net (loss) income per common share:
Class A - basic and diluted	$ (0.03)	$ 0.18
Class B - basic and diluted	$ (0.03)	$ 0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	19,973,398	19,994,226
Class A - diluted	20,119,392	20,065,401
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 107,703	$ 94,327

Book value per common share at end of period	$ 15.01	$ 14.86

Donegal Group Inc.
Consolidated Statements of Income
(unaudited for 2011; in thousands, except share data)

	Year Ended December 31,
	2011	2010

Net premiums earned	$ 431,470	$ 378,030
Investment income, net of expenses	20,858	19,950
Net realized investment gains	12,281	4,396
Lease income	958	923
Installment payment fees	7,428	5,519
Equity income (loss)	2,023	(269)
Total revenues	475,018	408,549

Net losses and loss expenses	340,503	274,309
Amortization of deferred acquisition costs	68,571	66,354
Other underwriting expenses	66,924	54,565
Policyholder dividends	1,240	619
Interest	2,127	800
Other expenses	2,392	2,058
Total expenses	481,757	398,705

(Loss) income before income tax benefit	(6,739)	9,844
Income tax benefit	(7,192)	(1,623)

Net income	$ 453	$ 11,467

Net income per common share:
Class A - basic and diluted	$ 0.02	$ 0.46
Class B - basic and diluted	$ 0.01	$ 0.41

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	19,997,146	19,961,274
Class A - diluted	20,033,645	19,979,068
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 454,051	$ 391,522

Book value per common share at end of period	$ 15.01	$ 14.86

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2011	2010
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 58,490	$ 64,766
Available for sale, at fair value	646,598	603,846
Equity securities, at fair value	7,438	10,162
Investments in affiliates	32,322	8,992
Short-term investments, at cost	40,461	40,776
Total investments	785,309	728,542
Cash	13,245	16,342
Premiums receivable	104,715	96,468
Reinsurance receivable	209,824	173,837
Deferred policy acquisition costs	36,425	34,446
Prepaid reinsurance premiums	106,450	89,366
Other assets	34,825	35,619
Total assets	$ 1,290,793	$ 1,174,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 442,408	$ 383,319
Unearned premiums	336,937	297,272
Accrued expenses	20,957	21,287
Borrowings under line of credit	54,500	35,617
Subordinated debentures	20,465	20,465
Other liabilities	32,075	36,557
Total liabilities	907,342	794,517
Stockholders' equity:
Class A common stock	208	207
Class B common stock	56	56
Additional paid-in capital	170,837	167,094
Accumulated other comprehensive income	23,533	8,561
Retained earnings	199,605	213,435
Treasury stock, at cost	(10,788)	(9,250)
Total stockholders' equity	383,451	380,103
Total liabilities and stockholders' equity	$ 1,290,793	$ 1,174,620
CONTACT: Jeffrey D. Miller, Senior Vice President &
         Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com